Exhibit 99.2

675 Bering Dr. Suite 400
Houston, Texas 77057
CONTACT:	William George	713-830-9600
	Chief Financial Officer	Fax 713-830-9696
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — October 29, 2014 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that its board of directors declared a quarterly dividend of $0.06 per share, which is a $0.005 increase from the previous dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on November 21, 2014 to shareholders of record at the close of business on November 10, 2014.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 92 locations in 83 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.